Filed pursuant to Rule 424(b)(3)
File No. 333-187463

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 1, 2014)

TEUCRIUM AGRICULTURAL FUND
5,000,000 Shares

This supplement is to the prospectus of Teucrium Commodity Trust (the "Trust") dated May 1, 2014, which relates to 15,000,000 shares issued by the Teucrium Agricultural Fund, a series of the Trust (the "Fund Shares"). The Fund Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-187463. This prospectus supplement should be read in its entirety and kept together with your prospectus for future reference.

Recent Developments

On August 18, 2014, the Trust filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 001-34765) (the "Form 10-Q"). The financial statements of the Fund for and as of the six months ended June 30, 2014 and 2013 and the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - The Teucrium Agricultural Fund" that were included in the Form 10-Q reflect a change in presentation to correct an immaterial error in previously issued financial statements. Please see those portions of the Form 10-Q, as attached to this prospectus supplement, for more information regarding the change in presentation. The attached information updates and supplements, and should be read together with, the prospectus of the Trust dated May 1, 2014 relating to the Fund Shares, as supplemented from time to time.

Investing in the Fund involves significant risks. See "What Are the Risk Factors Involved with an Investment in the Fund?" beginning on page 15 of the prospectus. The Fund is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this prospectus supplement is September 15, 2014

TEUCRIUM AGRICULTURAL FUND
STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2014	December 31, 2013
Assets	(Unaudited)
Equity in BNY Mellon trading accounts:
Investments in securities, at fair value (cost $2,497,774 and $2,585,338 as of June 30, 2014 and December 31, 2013, respectively)	$1,892,144	$1,884,997
Cash and cash equivalents	5,905	2,880
Other assets	4,229	8,565
Total assets	1,902,278	1,896,442

Liabilities
Other liabilities	492	-
Total liabilities	492	-

Net assets	$1,901,786	$1,896,442

Shares outstanding	50,002	50,002

Net asset value per share	$38.03	$37.93

Market value per share	$37.00	$34.00

The accompanying notes are an integral part of these financial statements.

TEUCRIUM AGRICULTURAL FUND
SCHEDULE OF INVESTMENTS
June 30, 2014
(Unaudited)

		Percentage of
Description: Assets	Fair Value	Net Assets	Shares

Exchange-traded funds
Teucrium Corn Fund	$468,460	24.63%	15,883
Teucrium Soybean Fund	465,692	24.49	19,281
Teucrium Wheat Fund	477,487	25.11	34,687
Teucrium Sugar Fund	480,505	25.27	31,974
Total exchange-traded funds (cost $2,497,774)	$1,892,144	99.50%

Cash equivalents
Money market funds
Dreyfus Cash Management	$5,905	0.31%

The accompanying notes are an integral part of these financial statements.

TEUCRIUM AGRICULTURAL FUND
SCHEDULE OF INVESTMENTS
December 31, 2013

		Percentage of
Description: Assets	Fair Value	Net Assets	Shares

Exchange-traded funds
Teucrium Corn Fund	$473,707	24.98%	15,458
Teucrium Soybean Fund	466,670	24.61	20,331
Teucrium Wheat Fund	459,782	24.24	30,987
Teucrium Sugar Fund	484,838	25.57	34,374
Total exchange-traded funds (cost $2,585,338)	$1,884,997	99.40%

Cash equivalents
Money market funds
Dreyfus Cash Management	$2,880	0.15%

The accompanying notes are an integral part of these financial statements.

TEUCRIUM AGRICULTURAL FUND
STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30, 2014	Three months ended June 30, 2013	Six months ended June 30, 2014	Six months ended June 30, 2013
Income
Realized and unrealized gain (loss) on trading of securities:
Realized loss on securities	$(31,273)	$(19,584)	$(84,434)	$(28,629)
Net change in unrealized appreciation or depreciation on securities	(152,049)	(87,182)	94,711	(274,249)
Interest loss	(3)	(1)	(5)	(3)
Total (loss) income	(183,325)	(106,767)	10,272	(302,881)

Expenses
Professional fees	5,138	5,792	7,292	8,446
Distribution and marketing fees	8,110	7,921	12,840	22,851
Custodian fees and expenses	366	(89)	949	44
Business permits and licenses fees	-	9,350	19,000	9,416
General and administrative expenses	7,478	2,080	7,941	3,042
Brokerage commissions	-	30	-	62
Other expenses	292	480	509	777
Total expenses	21,384	25,564	48,531	44,638

Expenses waived by the Sponsor	(18,834)	(22,796)	(43,603)	(38,959)
Reimbursement of expenses previously waived	-	-	-	-

Total expenses, net	2,550	2,768	4,928	5,679

Net (loss) income	$(185,875)	$(109,535)	$5,344	$(308,560)

The accompanying notes are an integral part of these financial statements.

TEUCRIUM AGRICULTURAL FUND
STATEMENTS OF CHANGES IN NET ASSETS
(Unaudited)

	Six months ended	Six months ended
	June 30, 2014	June 30, 2013
Operations
Net income (loss)	$5,344	$(308,560)
Net change in net assets	5,344	(308,560)

Net assets, beginning of period	$1,896,442	$2,436,721

Net assets, end of period	$1,901,786	$2,128,161

Net asset value per share at beginning of period	$37.93	$48.73

At end of period	$38.03	42.56

The accompanying notes are an integral part of these financial statements.

TEUCRIUM AGRICULTURAL FUND
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended	Six months ended
	June 30, 2014	June 30, 2013
Cash flows from operating activities:
Net income (loss)	$5,344	$(308,560)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net change in unrealized appreciation or depreciation on securities	(94,711)	274,249
Changes in operating assets and liabilities:
Net purchase of investments in securities, at fair value	87,564	32,144
Other assets	4,336	3,326
Other liabilities	492	(336)
Net cash provided by operating activities	3,025	823

Net change in cash and cash equivalents	3,025	823
Cash and cash equivalents, beginning of period	2,880	6,419
Cash and cash equivalents, end of period	$5,905	$7,242

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 1 - Organization and Operation

Teucrium Agricultural Fund (referred to herein as "TAGS" or the "Fund") is a series of Teucrium Commodity Trust ("Trust"), a Delaware statutory trust organized on September 11, 2009. The Fund operates pursuant to the Trust's Second Amended and Restated Declaration of Trust and Trust Agreement (the "Trust Agreement"). The Fund was formed on March 29, 2011 and is managed and controlled by Teucrium Trading, LLC (the "Sponsor"). The Sponsor is a limited liability company formed in Delaware on July 28, 2009 that is registered as a commodity pool operator ("CPO") with the Commodity Futures Trading Commission ("CFTC") and is a member of the National Futures Association ("NFA").

On April 22, 2011, a registration statement was filed with the Securities and Exchange Commission ("SEC"). On February 10, 2012, the Fund's initial registration of 5,000,000 shares on Form S-1 was declared effective by the U.S. Securities and Exchange Commission ("SEC"). On March 28, 2012, the Fund listed its shares on the NYSE Arca under the ticker symbol "TAGS." On the business day prior to that, the Fund issued 300,000 shares in exchange for $15,000,000 at the Fund's initial NAV of $50 per share. The Fund also commenced investment operations on March 28, 2012 by purchasing shares of the Underlying Funds. On December 31, 2011, the Fund had two shares outstanding, which were owned by the Sponsor.

The investment objective of the Fund is to have the daily changes in percentage terms of the Net Asset Value ("NAV") of its common units ("Shares") reflect the daily changes in percentage terms of a weighted average (the "Underlying Fund Average") of the NAVs per share of four other commodity pools that are series of the Trust and are sponsored by the Sponsor: the Teucrium Corn Fund, the Teucrium Wheat Fund, the Teucrium Soybean Fund and the Teucrium Sugar Fund (collectively, the "Underlying Funds"). The Underlying Fund Average will have a weighting of 25% to each Underlying Fund, and the Fund's assets will be rebalanced, generally on a daily basis, to maintain the approximate 25% allocation to each Underlying Fund. The Fund does not intend to invest directly in futures contracts ("Futures Contracts"), although it reserves the right to do so in the future, including if an Underlying Fund ceases operations.

The investment objective of each Underlying Fund is to have the daily changes in percentage terms of its shares' NAV reflect the daily changes in percentage terms of a weighted average of the closing settlement prices for certain Futures Contracts for the commodity specified in the Underlying Fund's name. (This weighted average is referred to herein as the Underlying Fund's "Benchmark," the Futures Contracts that at any given time make up an Underlying Fund's Benchmark are referred to herein as the Underlying Fund's "Benchmark Component Futures Contracts," and the commodity specified in the Underlying Fund's name is referred to herein as its "Specified Commodity.") Specifically, the Teucrium Corn Fund's Benchmark is: (1) the second-to-expire Futures Contract for corn traded on the Chicago Board of Trade ("CBOT"), weighted 35%, (2) the third-to-expire CBOT corn Futures Contract, weighted 30%, and (3) the CBOT corn Futures Contract expiring in the December following the expiration month of the third-to-expire contract, weighted 35%. The Teucrium Wheat Fund's Benchmark is: (1) the second-to-expire CBOT wheat Futures Contract, weighted 35%, (2) the third-to-expire CBOT wheat Futures Contract, weighted 30%, and (3) the CBOT wheat Futures Contract expiring in the December following the expiration month of the third-to-expire contract, weighted 35%. The Teucrium Soybean Fund's Benchmark is: (1) the second-to-expire CBOT soybean Futures Contract, weighted 35%, (2) the third-to-expire CBOT soybean Futures Contract, weighted 30%, and (3) the CBOT soybean Futures Contract expiring in the November following the expiration month of the third-to-expire contract, weighted 35%, except that CBOT soybean Futures Contracts expiring in August and September will not be part of the Teucrium Soybean Fund's Benchmark because of the less liquid market for these Futures Contracts. The Teucrium Sugar Fund's Benchmark is: (1) the second-to-expire Sugar No. 11 Futures Contract traded on ICE Futures US ("ICE Futures"), weighted 35%, (2) the third-to-expire ICE Futures Sugar No. 11 Futures Contract, weighted 30%, and (3) the ICE Futures Sugar No. 11 Futures Contract expiring in the March following the expiration month of the third-to-expire contract, weighted 35%.

While the Fund expects to maintain substantially all of its assets in shares of the Underlying Funds at all times, the Fund may hold some residual amount of assets in obligations of the United States government ("Treasury Securities") or cash equivalents, and/or merely hold such assets in cash (generally in interest-bearing accounts). The Underlying

Funds invest in Commodity Interests to the fullest extent possible without being leveraged or unable to satisfy their expected current or potential margin or collateral obligations with respect to their investments in Commodity Interests. After fulfilling such margin and collateral requirements, the Underlying Funds will invest the remainder of the proceeds from the sale of baskets in Treasury Securities or cash equivalents, and/or merely hold such assets in cash. Therefore, the focus of the Sponsor in managing the Underlying Funds is investing in Commodity Interests and in Treasury Securities, cash and/or cash equivalents. The Fund and Underlying Funds will earn interest income from the Treasury Securities and/or cash equivalents that it purchases and on the cash it holds through the Fund's custodian, the Bank of New York Mellon (the "Custodian").

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the SEC and, therefore, do not include all information and footnote disclosures required under accounting principles generally accepted in the United States of America ("GAAP"). The financial information included herein is unaudited; however, such financial information reflects all adjustments which are, in the opinion of management, necessary for the fair presentation of the Fund's financial statements for the interim period. It is suggested that these interim financial statements be read in conjunction with the financial statements and related notes included in the Trust's Annual Report on Form 10-K, as well as the most recent Form S-1 filing, as applicable. The operating results for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the full year ending December 31, 2014.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") as detailed in the Financial Accounting Standards Board's Accounting Standards Codification.

Correction of immaterial error in previously issued financial statements.

Effective with the period ended June 30, 2014, expenses for the current and comparative periods are presented both gross and net of any expenses waived by or paid by the Sponsor that would have been incurred by the Funds ("expenses waived by the Sponsor"). In addition, certain expenses paid by the Sponsor on behalf of the Funds for the years ended December 31, 2012 and 2013 that were subject to possible recovery from the Funds in the following year, as had been previously disclosed in aggregate for the Trust in the Form 10-K for 2012 and 2013, have also been included in expenses and waived/reimbursed expenses in the year incurred by the Sponsor. These expenses, if reimbursed by the Funds to the Sponsor in 2013 or 2014 are then presented as a reimbursement of expenses previously waived. "Total expenses, net", which is after the impact of any expenses waived by or reimbursed to the Sponsor, are presented in the same manner as previously reported. There is, therefore, no impact to, or change in the Net gain or Net loss in any period for the Trust and each Fund as a result of this change in presentation.

Revenue Recognition

Investment transactions are accounted for on a trade-date basis. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized appreciation or depreciation on investments are reflected in the statements of operations as the difference between the original amount and the fair market value as of the last business day of the year or as of the last date of the financial statements. Changes in the appreciation or depreciation between periods are reflected in the statements of operations.

Brokerage Commissions

Brokerage commissions are accrued on a full-turn basis.

Income Taxes

The Fund will be treated as a partnership for United States federal income tax purposes. The Fund does not record a provision for income taxes because the partners report their share of the Fund's income or loss on their income tax returns. The financial statements reflect the Fund's transactions without adjustment, if any, required for income tax purposes.

The Fund is required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Fund files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states and foreign jurisdictions. The Fund is subject to income tax examinations by major taxing authorities for all tax years since inception. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized results in the Fund recording a tax liability that reduces net assets. This policy has been applied to all existing tax positions upon the Fund's initial adoption. Based on its analysis, the Fund has determined that it has not incurred any liability for unrecognized tax benefits as of June 30, 2014 and December 31, 2013. However, the Fund's conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analysis of and changes to tax laws, regulations, and interpretations thereof.

The Fund recognizes interest accrued related to unrecognized tax benefits and penalties related to unrecognized tax benefits in income tax fees payable, if assessed. No interest expense or penalties have been recognized as of and for the periods ended June 30, 2014 and 2013.

The Fund may be subject to potential examination by U.S. federal, U.S. state, or foreign jurisdictional authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with U.S. federal, U.S. state and foreign tax laws. The Fund's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Creations and Redemptions

Authorized Purchasers may purchase Creation Baskets consisting of 25,000 shares from the Fund. The amount of the proceeds required to purchase a Creation Basket will be equal to the NAV of the shares in the Creation Basket determined as of 4:00 p.m. New York time on the day the order to create the basket is properly received.

Authorized Purchasers may redeem shares from the Fund only in blocks of 25,000 shares called "Redemption Baskets." The amount of the redemption proceeds for a Redemption Basket will be equal to the NAV of the shares in the Redemption Basket determined as of 4:00 p.m. New York time on the day the order to redeem the basket is properly received.

The Fund will receive the proceeds from shares sold or will pay for redeemed shares within six business days after the trade date of the purchase or redemption, respectively. The amounts due from Authorized Purchasers will be reflected in the Fund's statements of assets and liabilities as receivable for shares sold. Amounts payable to Authorized Purchasers upon redemption will be reflected in the Fund's statements of assets and liabilities as payable for shares redeemed.

As outlined in the most recent Form S-1 filing, 50,000 shares represents two Redemption Baskets for the Fund and a minimum level of shares. The Fund, currently, is at this minimum number of shares outstanding and no redemptions can be made until additional shares are created.

Allocation of Shareholder Income and Losses

Profit or loss is allocated among the shareholders of the Fund in proportion to the number of shares each shareholder holds as of the close of each month.

Cash Equivalents

Cash equivalents are highly-liquid investments with original maturity dates of six months or less at inception. The Fund reported its cash equivalents in the statements of assets and liabilities at market value, or at carrying amounts that approximate fair value, because of their highly-liquid nature and short-term maturities. Assets deposited with the bank may, at times, exceed federally insured limits. TAGS had a balance of $5,905 and $2,880 in money market funds at June 30, 2014 and December 31, 2013, respectively; these balances are included in cash and cash equivalents on the statements of assets and liabilities.

Due from/to Broker for Securities Transactions

Due from/to broker for investments in securities are securities transactions pending settlement. The Fund is subject to credit risk to the extent any broker with whom it conducts business is unable to fulfill contractual obligations on its behalf. The management of the Funds monitors the financial condition of such brokers and does not anticipate any losses from these counterparties.

Calculation of Net Asset Value

The Fund's NAV is calculated by:

•Taking the current market value of its total assets and

•Subtracting any liabilities.

The administrator, the Bank of New York Mellon, will calculate the NAV of the Fund once each trading day. It will calculate the NAV as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. The NAV for a particular trading day will be released after 4:15 p.m. New York time.

For purposes of the determining the Fund's NAV, the Fund's investments in the Underlying Funds will be valued based on the Underlying Funds' NAVs. In turn, in determining the value of the Futures Contracts held by the Underlying Funds, the Administrator will use the closing price on the exchange on which they are traded. The Administrator will determine the value of all other Fund and Underlying Fund investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time, in accordance with the current Services Agreement between the Administrator and the Trust. The value of Cleared Swaps and over-the-counter Commodity Interests will be determined based on the value of the commodity or Futures Contract underlying such Commodity Interest, except that a fair value may be determined if the Sponsor believes that the Underlying Fund is subject to significant credit risk relating to the counterparty to such Commodity Interest. For purposes of financial statements and reports, the Sponsor will recalculate the NAV of an Underlying Fund where necessary to reflect the "fair value" of a Futures Contract held by an Underlying Fund when a Futures Contract held by an Underlying Fund closes at its price fluctuation limit for the day. Treasury Securities held by the Fund or Underlying Funds will be valued by the Administrator using values received from recognized third-party vendors (such as Reuters) and dealer quotes. NAV will include any unrealized profit or loss on open Commodity Interests and any other credit or debit accruing to the Fund but unpaid or not received by the Fund.

Market value per share represents the closing price on the last trading day of the quarter as reported by the NYSE Arca. If such a closing price is not available, the bid/ask midpoint at 4 p.m. as reported by the NYSE Arca was used.

Sponsor Fee and Allocation of Expenses

The Fund pays no direct management fees to the Sponsor. The Underlying Funds are contractually obligated to pay a monthly management fee to the Sponsor, based on average daily net assets, at a rate equal to 1.00% per annum; these fees are recognized in the statements contained in this Form 10-Q for each of the Underlying Funds. The Fund pays for all brokerage fees, taxes and other expenses, including licensing fees for the use of intellectual property, registration or other fees paid to the SEC, the Financial Industry Regulatory Authority ("FINRA"), formerly the National Association of Securities Dealers, or any other regulatory agency in connection with the offer and sale of subsequent Shares after its initial registration and all legal, accounting, printing and other expenses associated therewith. The Fund also pays its portion of the fees and expenses associated with the Trust's tax accounting and reporting requirements. The Sponsor may, at its discretion waive the payment by the Fund of certain expenses. This election is subject to change by the Sponsor, at its discretion. Certain aggregate expenses common to all Funds managed by the Sponsor are allocated to each Fund based on activity drivers deemed most appropriate by the Sponsor for such expenses. All asset-based fees and expenses are calculated on the prior day's net assets. The Sponsor can elect to adjust the daily expense accruals at its discretion. Effective January 1, 2013, the Sponsor has stated that it will accrue expenses such that the total expense ratio of the Fund is 0.5% of net assets.

For the year ended December 31, 2013, there were approximately $6,300 of expenses recorded in the financial statements of the Sponsor which were subject to reimbursement by TAGS in 2013. At that time, the Sponsor had determined that recovery of the expense amounts was not probable. For the three and six months ended June 30, 2013, the Sponsor received no subsequent reimbursement for the expenses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

The FASB issued ASU No, 2013-07, "Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting. The amendments in this Update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. The adoption did not have a significant impact on the financial statements disclosures for the Trust or the Funds.

The FASB issued ASU No, 2013-10, "Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. The amendments in this Update permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to UST and LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption did not have a significant impact on the financial statements disclosures for the Trust or the Funds.

The FASB issued ASU No. 2013-08, "Financial Services-Investment Companies (Topic 946)-Amendments to the Scope, Measurement, and Disclosure Requirements". ASU No. 2013-08 affects the scope, measurement, and disclosure requirements for investment companies under U.S. GAAP. ASU 2013-08 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2013. The adoption did not have a material impact on the financial statements for the Trust or the Funds.

Fair Value - Definition and Hierarchy

In accordance with GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

In determining fair value, the Fund uses various valuation approaches. In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Fund. Unobservable inputs reflect the Fund's assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into six levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Fund has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Fund in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Fund's own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Fund uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy. When such a situation exists on a quarter close, the Sponsor will calculate the Net Asset Value ("NAV") on a particular day using the Level 1 valuation, but will later recalculate the NAV for the impacted Fund based upon the valuation inputs from these alternative verifiable sources (Level 2 or Level 3) and will report such NAV in its applicable financial statements and reports.

Investments in the securities of the Underlying Funds are freely tradable and listed on the NYSE Arca. These investments are valued at the NAV of the Underlying Fund as of the valuation date as calculated by the administrator based on the exchange-quoted prices of the commodity futures contracts held by the Underlying Funds.

Net Income (Loss) per Share

Net income (loss) per share is the difference between the NAV per unit at the beginning of each period and at the end of each period. The weighted average number of units outstanding was computed for purposes of disclosing net income (loss) per weighted average unit. The weighted average units are equal to the number of units outstanding at the end of the period, adjusted proportionately for units created or redeemed based on the amount of time the units were outstanding during such period.

Note 3 - Fair Value Measurements

The Fund's assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy as described in the Fund's significant accounting policies in Note 2. The following table presents information about the Fund's assets and liabilities measured at fair value as of June 30, 2014 and December 31, 2013:

June 30, 2014

				Balance as of
Assets:	Level 1	Level 2	Level 3	June 30, 2014
Exchange-traded funds	$1,892,144	$-	$-	$1,892,144
Cash equivalents	5,905	-	-	5,905
Total	$1,898,049	$-	$-	$1,898,049

December 31, 2013

				Balance as of
Assets:	Level 1	Level 2	Level 3	December 31, 2013
Exchange-traded funds	$1,884,997	$-	$-	$1,884,997
Cash equivalents	2,880	-	-	2,880
Total	$1,887,877	$-	$-	$1,887,877

Note 4 - Financial Highlights

The following table presents per unit performance data and other supplemental financial data for the six months ended June 30, 2014 and 2013. This information has been derived from information presented in the financial statements. This information has been derived from information presented in the financial statements and is presented with total expenses gross of expenses waived by the Sponsor and with total expenses net of expenses waived by the Sponsor, as appropriate.

Per Share Operation Performance	Six months ended June 30, 2014	Six months ended June 30, 2013
Net asset value at beginning of period	$37.93	$48.73
Income from investment operations:
Investment income	-	-
Net realized and unrealized gain (loss) on commodity futures contracts	0.20	(6.06)
Total expenses, net	(0.10)	(0.11)
Net increase (decrease) in net asset value, net of expenses waived by the Sponsor	0.10	(6.17)
Net asset value at end of period	$38.03	$42.56
Total Return	0.26%	(12.66)%
Ratios to Average Net Assets
Total expenses	4.93%	3.94%
Total expenses, net	0.50%	0.50%
Net investment loss	(0.50)%	(0.50)%

Total returns are calculated based on the change in value during the period. An individual shareholder's total return and ratios may vary from the above total returns and ratios based on the timing of contributions to and withdrawals from the Fund. The ratios have been annualized.

The financial highlights per share data are calculated using the average of the daily shares outstanding for the reporting period, which is inclusive of the last day of the period under report. The asset-based per share data in the financial highlights are calculated using the prior day's net assets consistent with the methodology used to calculate asset-based fees and expenses.

Note 5 - Organizational and Offering Costs

Expenses incurred in organizing of the Trust and the initial offering of the Shares of the Fund, including applicable SEC registration fees, were borne directly by the Sponsor. The Fund will not be obligated to reimburse the Sponsor.

Note 6 - Subsequent Events

The subsequent events have been reviewed through the date of this filing. The following subsequent events transpired for the Fund:

On June 30, 2014, KPMG LLP ("KPMG") acquired certain assets of ROTHSTEIN-KASS, P.A. (d/b/a Rothstein Kass & Company, P.C.) and certain of its affiliates ("Rothstein Kass"), the independent registered public accounting firm for the Teucrium Commodity Trust (the "Trust"), the Teucrium Corn Fund, the Teucrium Natural Gas Fund, the Teucrium WTI Crude Oil Fund, the Teucrium Soybean Fund, the Teucrium Sugar Fund, the Teucrium Wheat Fund, and the Teucrium Agricultural Fund (collectively, the "Funds"). As a result of this transaction, on June 30, 2014, Rothstein Kass resigned as the independent registered public accounting firm for the Trust and the Funds. Concurrent with such resignation, the authorized officers of Teucrium Trading, LLC, the Sponsor of the Trust and the Funds (the "Sponsor"), approved the engagement of KPMG as the new independent registered public accounting firm for the Trust and the Funds subject to KPMG completing its standard client evaluation procedures and accepting the engagement. On July 7, 2014, the Trust filed a Form 8-K, dated June 30, 2014, with information regarding the KPMG acquisition and the impact to the Trust and the Funds. Effective July 29, 2014 KPMG completed its client evaluation procedures and accepted the engagement; a Form 8-K was filed on August 1, 2014 stating such.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The Teucrium Agricultural Fund

The investment objective of the Fund is to have the daily changes in percentage terms of the Net Asset Value ("NAV") of its common units ("Shares") reflect the daily changes in percentage terms of a weighted average (the "Underlying Fund Average") of the NAVs per share of four other commodity pools that are series of the Trust and are sponsored by the Sponsor: the Teucrium Corn Fund ("CORN"), the Teucrium Wheat Fund ("WEAT"), the Teucrium Soybean Fund ("SOYB") and the Teucrium Sugar Fund ("CANE") (collectively, the "Underlying Funds"). The Underlying Fund Average will have a weighting of 25% to each Underlying Fund, and the Fund's assets will be rebalanced, generally on a daily basis, to maintain the approximate 25% allocation to each Underlying Fund. The Fund does not intend to invest directly in futures contracts ("Futures Contracts"), although it reserves the right to do so in the future, including if an Underlying Fund ceases operations.

For the period ended June 30, 2014, the Fund had total a loss of $(183,325) for the quarter ended and total income of $10,272 for the six months ended, compared to total losses of $(106,767) for the quarter ended and $(302,881) for the six months ended June 30, 2013. The change in total income was driven by a change in the value of the underlying commodity contracts which generated realized and unrealized losses or income. The NAV per share of the Fund decreased from $42.56 on June 30, 2013 and $41.75 on March 31, 2014 to $38.03 on June 30, 2014, but increased slightly from $37.93 on December 31, 2013. The NAV per share in the three months ended June 30, 2013 had decreased $2.19, a change which is reflected in the income for that quarter. Realized gain or loss on trading of commodity futures contracts is a function of: 1) the change in the price of the particular contracts sold as part of a "roll" in contracts as the nearest to expire contracts are exchanged for the appropriate contract given the investment objective of the fund, 2) the change in the price of particular contracts sold in relation to redemption of shares, 3) the gain or loss associated with rebalancing trades which are made to ensure conformance to the benchmark and 4) the number of contracts held and then sold for either circumstance aforementioned. Unrealized gain or loss on trading of commodity futures contracts is a function of the change in the price of contracts held on the final date of the period versus the purchase price for each contract and the number of contracts held in each contract month. The Sponsor has a static benchmark as described above and trades futures contracts to adhere to that benchmark and to adjust for the creation or redemption of shares.

This change in the NAVs of the Underlying Funds has been driven principally by updates to the USDA's outlook for corn, soybean and wheat prices, supply and demand. Summaries of the USDA's most recent monthly report for corn, soybeans and wheat, which was released on July 11, 2014, are presented in the Market Outlook section of this filing.

Total expenses gross of expenses waived by the Sponsor and reimbursement to the Sponsor for previously waived expenses ("Total expenses") for the quarter and six months ended June 30, 2014 were $21,384 and $48,531 respectively; total expenses for the same periods in 2013 were $25,564 and $44,638. The total expense ratio gross of expenses waived by the Sponsor for these six month periods was 4.93% in 2014 and 3.94% in 2013. In the quarter and six months ended June 30, 2013, there were reclassifications between expense categories which did not impact total expenses, but realigned expenses by category. These reclassifications increased professional fees by approximately $900 and marketing and distribution fees by approximately $150 for the quarter, while decreasing professional fees by approximately $1,000 and increasing marketing and distribution by approximately $3,000 for the six months.

The Sponsor has the ability to elect to pay certain expenses on behalf of the Fund. This election is subject to change by the Sponsor, at its discretion. For the quarter and six months ended June 30, 2014, the Sponsor waived fees of $18,834 and $43,603; for the same periods in 2013, these amounts were $22,796 and $38,959.

Total expenses net of expenses waived by the Sponsor and reimbursement to the Sponsor for previously waived expenses ("Total expenses, net") for the quarter and six months ended June 30, 2014 were $2,550 and $4,928 respectively; total expenses for the same periods in 2013 were $2,768 and $5,679. The total expense ratio net of expenses waived by the Sponsor for these six month periods was 0.50% in 2014 and 2013.

Other than the brokerage commissions, most of the expenses incurred by the Fund are associated with the day-to-day operation of the Fund and the necessary functions related to regulatory compliance. These are generally based on contracts, which extend for some period of time and up to one year, or commitments regardless of the level of assets under management. The structure of the Fund and the nature of the expenses are such that as total net assets grow, there is a scalability of expenses that may allow the net expense ratio to be reduced. As the Sponsor has initiated a percentage based daily expense accrual for the Fund, even if total net assets for the Fund fall, the total expense ratio of the Fund will not increase. The Sponsor can elect to adjust the daily expense accruals at its discretion based on market conditions and other Fund considerations.

For the year ended December 31, 2013, there were approximately $6,300 of expenses recorded in the financial statements of the Sponsor which were subject to reimbursement by TAGS in 2013. At that time, the Sponsor had determined that recovery of the expense amounts was not probable. For the three and six months ended June 30, 2013, the Sponsor received no subsequent reimbursement for the expenses.

Shares outstanding remained constant at 50,002 for the periods ended June 30, 2014, December 31, 2013 and June 30, 2013; this represents a minimum level of shares outstanding for the Fund.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes "forward-looking statements" which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus supplement that address activities, events or developments that will or may occur in the future, including such matters as movements in the commodities markets and indexes that track such movements, the Fund's operations, plans of Teucrium Trading, LLC (the "Sponsor") and references to the Fund's future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor's expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See "What Are the Risk Factors Involved with an Investment in the Fund?" beginning on page 15 of the prospectus. Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Fund's operations or the value of its Shares.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the Federal securities laws, the Sponsor undertakes no obligation to publicly update or revise any forward-looking statements or the risks, uncertainties or other factors described in this prospectus supplement, as a result of new information, future events or changed circumstances or for any other reason after the date of this prospectus supplement.